UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

 FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2013

Luby's, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-8308	74-1335253
(Commission File Number)	(IRS Employer Identification Number)
13111 Northwest Freeway, Suite 600 Houston, TX 77040
(Address of principal executive offices, including zip code)

(713) 329-6800
(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 13, 2013, Luby’s, Inc. (the “Company”) entered into a credit agreement among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent, and Amegy Bank, National Association (“Amegy Bank”), as Syndication Agent (the “Credit Agreement”). The Credit Agreement is a $70 million revolving credit facility expiring September 1, 2017 (the “Revolving Credit Facility”). The Revolving Credit Facility may, subject to the agreement by the lenders to provide the necessary commitments, be increased by up to an additional $20 million for a total facility size of $90.0 million. The Revolving Credit Facility terminates on, and all amounts owing thereunder must be repaid on, September 1, 2017.

Borrowings under the Revolving Credit Facility will bear interest at (1) a base rate equal to the greater of (a) the federal funds effective rate plus one-half of 1% and (b) prime, plus, in either case, an applicable spread that ranges from 0.75% to 1.75% per annum, or (2) the London InterBank Offered Rate (“LIBOR”) plus an applicable spread that ranges from 2.50% to 3.50% per annum. The applicable spread under each option is dependent upon certain measures of the Company’s financial performance at the time of election. Interest is payable quarterly, or in more frequent intervals if LIBOR applies.

The Company also pays a quarterly commitment fee based on theunused portion of the Revolving Credit Facility, which is also dependent upon the Company’s financial performance, ranging from 0.30% to 0.40% per annum. Finally, the Company is obligated to pay to the lenders a one-time fee in connection with the closing of the Revolving Credit Facility.

Indebtedness under the Revolving Credit Facility is secured by a security interest in, among other things, all of the Company’s present and future personal property and all of the personal property of its guarantors (other than the Excluded Assets (as defined therein)) and all Scheduled Real Property (as defined therein) of the Company and its subsidiaries.

The Revolving Credit Facility contains customary covenants and restrictions on the Company’s ability to engage in certain activities, including financial performance covenants, asset sales and acquisitions, and contains customary events of default. Specifically, among other things, the Company is required to maintain a minimum Debt Service Coverage Ratio (as defined therein) of not less than 2.50 to 1.00, and a Lease Adjusted Leverage Ratio (as defined therein) or not more than 4.25 to 1.00. As of August 13, 2013, the Company was in full compliance with all covenants with respect to the Revolving Credit Facility.

All amounts owing by the Company under the Revolving Credit Facility are guaranteed by the subsidiaries of the Company.

Christopher J. Pappas, the Company’s President and Chief Executive Officer, is a member of the Advisory Board of Amegy Bank, which is a lender under, and Syndication Agent of, the Revolving Credit Facility.

Item 1.02.  Termination of a Material Definitive Agreement.

The Revolving Credit Facility described above in Item 1.01 replaces the Company’s $50.0 million revolving credit facility (the “Prior Credit Facility”). The Prior Credit Facility was created by the Credit Agreement, dated as of November 9, 2009, among the Company, the lenders party thereto, Wells Fargo and Amegy Bank, as Documentation Agents, and JPMorgan Chase Bank, National Association, as Administrative Agent, as amended by First Amended to Credit Agreement, dated as of January 31, 2010, Second Amendment to Credit Agreement, dated as of July 26, 2010, Third Amendment to Credit Agreement dated as of September 30, 2010, Fourth Amendment to Credit Agreement dated as of October 31, 2010, Fifth Amendment to Credit Agreement dated as of August 25, 2011, Six Amendment to Credit Agreement dated as of October 20, 2011 and Seventh Amendment to Credit Agreement dated as of February 14, 2013. The Prior Credit Facility was terminated on August 13, 2013 in connection with the Company’s entry into the Revolving Credit Facility.

Christopher J. Pappas is a member of the Advisory Board of Amegy Bank, which was a lender under, and Documentation Agent of, the Prior Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above regarding the Revolving Credit Facility is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

The following exhibit is filed herewith:

Exhibit

Number                          Description

10.1

Credit Agreement, dated as August 13, 2013, among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and Amegy Bank National Association, as syndication agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2013	LUBY'S, INC.

	By:	/s/ Christopher J. Pappas
Christopher J. Pappas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit

Number                         Description

10.1

Credit Agreement, dated as August 13, 2013, among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and Amegy Bank National Association, as syndication agent.